Exhibit 23.2

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) of Data443 Risk Mitigation, Inc. (formerly known as LandStar, Inc.) and to the use of our report dated December 6, 2021, with respect to the consolidated financial statements of Data443 Risk Mitigation, Inc. for the year ended December 31, 2020 included in this registration statement filed with the Securities and Exchange Commission. Our report dated December 6, 2021 contains an explanatory paragraph that states that the financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TPS Thayer, LLC

Sugar Land, Texas

December 6, 2021